Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2020

McLean, VA, November 10, 2020: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2020. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2020	June 30, 2020	Change	% Change
Total investment income	$12,579	$11,729	$850	7.2%
Total expenses, net of credits	(6,463)	(5,646)	(817)	14.5

Net investment income	6,116	6,083	33	0.5
Net investment income per common share	0.195	0.195	—	—
Cash distribution per common share	0.195	0.195	—	—
Net realized gain (loss)	135	(107)	242	(226.2)
Net unrealized appreciation (depreciation)	3,996	8,981	(4,985)	(55.5)
Net increase (decrease) in net assets resulting from operations	10,247	14,957	(4,710)	(31.5)
Weighted average yield on interest-bearing investments	10.9%	10.9%	—%	—
Total invested	$21,902	$55,677	$(33,775)	(60.7)
Total repayments and net proceeds	22,635	17,084	5,551	32.5

As of:	September 30, 2020	June 30, 2020	Change	% Change
Total investments, at fair value	$450,400	$446,676	$3,724	0.8%
Fair value, as a percent of cost	91.1%	90.3%	0.8%	0.9
Net asset value per common share	$7.40	$7.27	$0.13	1.8

For the Year Ended:	September 30, 2020	September 30, 2019	Change	% Change
Total investment income	$47,959	$50,035	$(2,076)	(4.1)%
Total expenses, net of credits	(22,796)	(25,455)	2,659	(10.4)

Net investment income	25,163	24,580	583	2.4
Net investment income per common share	0.81	0.84	(0.03)	(3.6)
Cash distribution per common share	0.81	0.84	(0.03)	(3.6)
Net realized loss	(8,883)	(16,388)	7,505	(45.8)
Net unrealized appreciation (depreciation)	(18,153)	11,677	(29,830)	(255.5)
Net increase (decrease) in net assets resulting from operations	(1,873)	19,869	(21,742)	(109.4)
Weighted average yield on interest-bearing investments	11.0%	12.3%	(1.3)%	(10.6)
Total invested	$149,906	$147,067	$2,839	1.9
Total repayments and proceeds	78,755	131,061	(52,306)	(39.9)

As of:	September 30, 2020	September 30, 2019	Change	% Change
Total investments, at fair value	$450,400	$402,875	$47,525	11.8
Fair value as a percent of cost	91.1%	94.0%	(2.9)%	(3.1)
Net asset value per common share	$7.40	$8.22	$(0.82)	(10.0)

Fourth Fiscal Quarter 2020 Highlights:

•	Earnings Performance: Investment income increased by 7.2% to $12.6 million on higher average earning assets, stable investment yields and higher fee income.

•

Portfolio Activity: Invested $20.7 million in one new portfolio company and $1.3 million in existing portfolio companies. Received $22.6 million in repayments and net proceeds, including the exit of our investment in Universal Survey Center, Inc., which resulted in prepayment fee income of $0.3 million and the repayment of our debt investment of $13.7 million at par.

•	Portfolio Credit Performance: Continued strong company performance with a decrease in non-accruals to 1.4% of the portfolio at fair value.

•	Net Asset Value: Increased 3.1% from June 30, 2020 to $233.7 million or $7.40 per share as of September 30, 2020.

•

Equity Issuance: Issued 374,211 shares of common stock at a weighted-average price of $7.66 per share, or 103.5% of NAV, through our at-the-market trading program, generating net proceeds of $2.8 million.

•	Conservative Capital Base: Maintained a debt-to-equity ratio of 96.4%.

Fourth Fiscal Quarter 2020 Results:

Interest income increased by $0.3 million, or 2.6%, due to a 1.6% increase in the weighted average principal balance of our interest-bearing portfolio quarter over quarter. Other income increased by $0.5 million, or 537.6%, quarter over quarter primarily due to prepayment fees received and an increase in dividend income. Total expenses increased by 14.5% quarter over quarter, primarily due to a $0.7 million decrease in fee credits granted by the Adviser.

Net Investment Income for the quarter ended September 30, 2020 was $6.1 million, an increase of 0.5% as compared to the prior quarter, or $0.195 per share.

The Net Increase in Net Assets Resulting from Operations was $10.2 million, or $0.33 per share for the quarter ended September 30, 2020, compared to $15.0 million, or $0.48 per share, for the quarter ended June 30, 2020. The current quarter increase was driven by net investment income and $4.0 million of net unrealized appreciation.

Fiscal Year Ended 2020 Results:

Interest income increased by $0.3 million, or 0.6%, during the fiscal year ended September 30, 2020, compared to the prior year, due to an increase in the weighted average principal balance of our interest-bearing portfolio year over year, partially offset by a decrease in the weighted average yield on interest-bearing investments driven mainly by the overall decrease in LIBOR throughout the year and spread compression. The weighted average principal balance of our interest-bearing investment portfolio for the year ended September 30, 2020, was $418.0 million, compared to $373.7 million for the year ended September 30, 2019, an increase of $44.3 million, or 11.9%.

Other income decreased by $2.3 million, primarily due to a decrease in success fees, prepayment penalties and dividend income recognized, compared to the prior year, with lower overall repayments received during the fiscal year ended September 30, 2020, compared to the prior year.

Total expenses decreased 10.4% year over year, primarily due to a $3.1 million decrease in preferred dividend expense due to the redemption of our previously outstanding term preferred stock in October 2019 and a $1.6 million increase in credits to fees from the Adviser, partially offset by a $2.0 million increase in interest expense on borrowings and notes payable.

Net Investment Income for the years ended September 30, 2020 and 2019, was $25.2 million, or $0.81 per share, and $24.6 million, or $0.84 per share, respectively.

Net Decrease in Net Assets Resulting from Operations for the year ended September 30, 2020 was $1.9 million, or $0.06 per share, compared to the Net Increase in Net Assets Resulting from Operations for the year ended September 30, 2019 of $19.9 million, or $0.68 per share. The year over year change was driven mainly by $18.2 million of unrealized depreciation recognized during the current year. Since March 2020, the U.S. loan market has exhibited a heightened level of volatility and wider credit spreads associated with the uncertainty and potentially adverse economic ramifications of the spread of COVID-19. The combination of the marked increase in market spreads for comparable loan investments and discounts applied to any portfolio company whose markets, or operations have been impacted by the COVID-19 pandemic, were the primary drivers of net unrealized depreciation of investments for year ended September 30, 2020. The decreased performance of certain of our portfolio companies and a decrease in comparable multiples used to estimate the fair value of certain of our portfolio companies also impacted the total net unrealized depreciation.

Subsequent Events: Subsequent to September 30, 2020, the following significant events occurred:

•	Distributions and Dividends Declared: In October 2020, our Board of Directors declared the following monthly distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
October 23, 2020	October 30, 2020	$0.065
November 20, 2020	November 30, 2020	0.065
December 23, 2020	December 31, 2020	0.065

	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “The ramifications and impact of Covid-19 were certainly unprecedented; however, we are pleased to report that, on balance, our portfolio performed well and we are closing our fiscal year on a strong note with favorable earnings momentum. While there may be additional challenges ahead, and we have a ways to go to fully recover the unrealized losses of fiscal 2020, our investment principles and strategies are intact and given our modest leverage, we are well positioned to grow our earning asset base and net interest income as we transition into fiscal 2021.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, November 11, 2020, at 8:30 a.m. EST. Please call (866) 424-3437. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 18, 2020. To hear the replay, please dial (877) 660-6853 and use playback conference number 13711021. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Including distributions through today, the Company has paid 213 consecutive monthly or quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2020, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.